Exhibit 10.5

FIRST AMENDMENT TO LOAN AGREEMENT AND
FIRST AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

        THIS FIRST AMENDMENT TO LOAN AGREEMENT AND FIRST AMENDMENT TO REGISTRATION RIGHTS AGREEMENT (this " Amendment" ) made and entered into as of the 1st day of March, 2002, between ALTERRA HEALTHCARE CORPORATION, a Delaware corporation (the " Company" ), and RDVEPCO, L.L.C., a Michigan limited liability company, HOLIDAY RETIREMENT 2000, LLC, a Washington limited liability company, THE TORONTO-DOMINION BANK, a Canadian chartered bank and HBK MASTER FUND, L.P., a Cayman Islands limited partnership (each a " Lender" and, collectively, the " Lenders" ).

W I T N E S S E T H:

        WHEREAS, the Company and the Lenders have entered into that certain Loan Agreement dated as of March 5, 2001 (the " Loan Agreement" ; capitalized terms used but not defined herein shall have the meaning ascribed to them therein), pursuant to which the Lenders have made Loans to the Company in the original aggregate principal amount of $7,500,000;

        WHEREAS, the Company and the Lenders desire to extend the maturity of the Loans, to revise the interest rate applicable to the Loans, to substitute promissory notes reflecting the current outstanding principal balance of the Loans and the revised maturity date and interest rate in replacement of the Notes issued and dated March 5, 2001, to amend the Loan Agreement, as more particularly described below, to effect the foregoing and to revise certain covenants, and to grant certain waivers with respect to the Company's obligations under the Loan Agreement and the Notes;

        WHEREAS, pursuant to the Loan Agreement the Company has issued warrants (collectively, the "Warrants") to the Lenders to purchase an aggregate of 60,000 shares of the Company's Series B-1 Non-Voting Participating Preferred Stock having a stated value of $75.00 per share (the " Series B-1 Stock");

        WHEREAS, the Company and the Lenders have entered into that certain Registration Rights Agreement dated as of March 5, 2001 (the "Registration Rights Agreement" ), pursuant to which the Lenders have been granted certain registration rights with respect to, among other securities of the Company, shares of the Series B-1 Stock that may be issued to the Lenders;

        WHEREAS, in order to permit the Company to maintain a sufficient number of authorized shares of the capital stock of the Company issuable upon exercise of various conversion or exercise provisions of the Company's convertible securities and warrants outstanding now or in the foreseeable future, including, without limitation, capital stock issuable upon the exercise of the Warrants, the conversion of the outstanding indebtedness pursuant to the Loan Agreement ("Loan Indebtedness"), the conversion of debentures issued pursuant to the Indenture dated as of May 31, 2000 or the conversion of the Company's Series A Preferred Stock, the Company has designated and established a new series of Preferred Stock to replace the Series B-1 Stock as the security issuable upon the exercise of the Warrants and upon the conversion of Loan Indebtedness;

        WHEREAS, in order to permit and effect the substitution of such new series of Preferred Stock for the Series B-1 Stock pursuant to the terms of the Warrants and the Loan Agreement, the parties now desire to amend the Warrants (as so amended, the "Amended Warrants'), pursuant to which the Lenders may purchase an aggregate of 6,000 shares of the Company's Series B-1 Non-Voting Participating Redeemable Preferred Stock having a stated value of $750.00 per share (the "Series B-1 Replacement Stock") in lieu of 60,000 shares of Series B-1 Stock; and

        WHEREAS, the parties further desire to modify and amend the Loan Agreement and the Registration Rights Agreement in certain respects, as more particularly described below, to reflect the substitution of the Series B-1 Replacement Stock for the Series B-1 Stock pursuant to the Amended Warrants and the Loan Agreement and the Company's issuance of the Amended Warrants to the Lenders.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

Loans

        Section 1.1.        Loan Indebtedness. The outstanding principal balance of each Loan as of March 1, 2002 is as follows:

RDVEPCO, L.L.C.	$3,416,429.00
Holiday Retirement 2000, LLC	$179,853.00
The Toronto-Dominion Bank	$1,193,570.00
HBK Master Fund, L.P.	$1,049,532.00

        Section 1.2.        Notes. The Loans shall be evidenced by amended and restated notes in the form of Exhibit A hereto in the respective amounts set forth in Section 1.1 above, payable to the order of the respective Lenders and dated as of March 1, 2002. Each Lender promptly shall return to the Company its original Note dated March 5, 2001 in exchange for the amended and restated note issued pursuant to this Amendment. Any reference to a "Note" or "Notes" in this Amendment or in the Loan Agreement, as amended hereby, or in any security document or other agreement given in connection therewith, shall mean the amended and restated notes issued pursuant to this Amendment.

        Section 1.3        Payment of Accrued Interest and Principal. This Amendment shall become effective upon execution by all parties and payment by the Company to each Lender of the accrued and unpaid interest on its Loan through February 28, 2002 in the respective amounts set forth below:

RDVEPCO, L.L.C.	$102,256.00
Holiday Retirement 2000, LLC	$5,383.00
The Toronto-Dominion Bank	$35,724.00
HBK Master Fund, L.P.	$31,413.00

RDVEPCO, L.L.C. ("RDVEPCO") and the Company hereby agree that, promptly following the execution by all parties of this Amendment, the Company and RDVEPCO shall direct Hecht & Lentz, as "Escrow Agent" under that certain Escrow Agreement ("Escrow Agreement") dated February 3, 2000, between the Company, RDVEPCO and Hecht & Lentz, to pay to the Lenders the remaining funds held by Escrow Agent pursuant to the Escrow Agreement ($64,818.54 as of March 31, 2002), such payment to be made pro rata to the Lenders in accordance with their respective outstanding Loan principal balance, and such payment to be applied against principal of the Loans.

ARTICLE II

Amendments to Loan Agreement
        Section 2.1.        Definitions. The definition of the term " Warrants" contained in Article I of the Loan Agreement is hereby deleted in its entirety and the following definition substituted in lieu thereof:
"Warrants" shall mean the warrants to purchase up to an aggregate of 6,000 shares of the Company's Series B-1 Non-Voting Participating Redeemable Preferred Stock (the "Series B-1 Stock") in the form attached hereto as Exhibit " C", the terms and conditions of which are incorporated in and made a part of this Agreement.

      Section 2.2.        Interest Rate; Payment; Usury. Section 3.1(a) of the Loan Agreement is hereby deleted in its entirety and the following paragraph substituted in lieu thereof:

(a)        Provided that no Event of Default has occurred and is continuing and subject to the other provisions of this Agreement, commencing March 1, 2002 the Loans shall bear interest at the rate of nine percent (9%) per annum. During any period that an Event of Default shall have occurred and be continuing, interest on the Loans shall accrue at a rate equal to the otherwise applicable interest rate plus five hundred basis points (the "Default Interest Rate"). Notwithstanding anything contained herein to the contrary, in no event shall the interest rate on the Loans, including the Default Interest Rate, exceed the highest rate permitted by applicable law. Interest on the Loans, including interest at the Default Interest Rate, shall be based on a 360 day year, and interest shall accrue and be payable for the actual number of calendar days elapsed. Interest shall be payable in arrears commencing on May 5, 2002 and on the fifth day of each subsequent month until the principal and all accrued interest have been paid in full.

      Section 2.3.        Maturity. Section 3.2 of the Loan Agreement is hereby deleted in its entirety and the following paragraph substituted in lieu thereof:

      3.2        Maturity. Unless the same shall become due earlier as a result of acceleration of the maturity, the Loans shall mature on January 5, 2003, at which time the outstanding principle balance of the Loans and all accrued and unpaid interest shall become due and payable.

      Section 2.4.        Events of Default. Section 3.5(vii) of the Loan Agreement is hereby deleted in its entirety and the following paragraph substituted in lieu thereof:

           (vii)        [Intentionally Omitted]

      Section 2.5.        Series B-1 Debentures. Section 3.10(c) of the Loan Agreement is hereby deleted in its entirety and the following paragraph substituted in lieu thereof:

(c)        Terms of Series B-1 Debentures. The Series B-1 Debentures shall be identical to, and rank pari passu with, the Series B Debentures except that (i) the Series B-1 Debentures shall be convertible into Series B-1 Stock; and (ii) the Conversion Price (as that term is used in the Indenture) of the Series B-1 Debentures shall be equal to the greater of (1) $750 per share of Series B-1 Stock and (2) (x) the lowest price per share (or the lowest conversion price of any convertible security) of any shares of the Company's Series B Non-Voting Participating Preferred Stock (the "Series B Stock") or Series B-1 Stock (or other securities convertible into such Series B Stock or Series B-1 Stock) sold by the Company during the first six (6) months following the Closing Date or (y) 1,000 times the lowest price per share of shares of the Company's common stock, $.01 par value per share (the "Common Stock") (or the lowest conversion price of any other securities convertible into Common Stock) sold by the Company during the first six (6) months following the Closing Date; provided, however, that clauses (x) and (y) above shall not apply to any sale of securities unless the aggregate gross proceeds of such sale equals or exceeds $5,000,000.
      Section 2.6.        Representations and Warranties of the Company. Section 5.1(a) of the Loan Agreement is hereby deleted in its entirety and the following paragraph substituted in lieu thereof:

(a)        Organization and Standing; Authorization of Series B-1 Stock. The Company is duly incorporated and validly existing under the laws of the State of Delaware, and has all requisite corporate power and authority to own or lease its properties and assets and to conduct its business as it has been and is proposed to be conducted. The Company is qualified to do business and in good standing in each jurisdiction in which the failure to so qualify could have a material adverse effect upon its assets, properties, liabilities, financial condition, results of operations or business. The Company is duly authorized to issue up to 300,000 shares of Series B-1 Stock in accordance with the form of "Certificate of Designations, Rights and Preferences of the Series B-1 Non-Voting Participating Redeemable Preferred Stock" previously furnished to the Lenders, which certificate has been duly adopted by the Company's board of directors and duly filed by the Company pursuant Section 151 of the General Corporation Law of the State of Delaware.

       Section 2.7.        Insurance. Section 6.1(c) of the Loan Agreement is hereby deleted in its entirety and the following paragraph substituted in lieu thereof:

(c)        Insurance. Maintain property insurance on its physical assets in such amounts and of such types as are customarily carried by companies similar in size and nature, and in the event of acquisition of additional property, real or personal, increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice would dictate.

      Section 2.8.        Exhibits. Exhibit "B" (form of Note) to the Loan Agreement is hereby deleted in its entirety and the text of Exhibit A (form of Note) hereto substituted in lieu thereof. Exhibit "C" (form of Warrant) to the Loan Agreement is hereby deleted in its entirety and the text of Exhibit B (form of Warrant) hereto substituted in lieu thereof.

ARTICLE III

Loan Agreement Waivers and Releases

      Section 3.1.        Waiver of Certain Events of Default; Release of Claims. The Lenders jointly and severally waive any Event of Default under the Loan Agreement based on (i) any failure by the Company prior to the date hereof to make payments on the Loans when due, (ii) any failure by the Company to maintain insurance other than property insurance and (iii) acceleration of the maturity of Indebtedness of the Company. Each Lender waives and releases any right or claim to payment of interest on its Loan calculated at the Default Interest Rate for any period prior to March 1, 2002 and acknowledges that payment of the amounts set forth in Section 1.3 above shall constitute payment of all accrued and unpaid interest on its Loan as of February 28, 2002. Each Lender further waives and releases any claim for damages arising from the occurrence of any of the Events of Default which are waived pursuant to this Section 3.1.

ARTICLE IV
Amendment to Registration Rights Agreement

        Section 4.1.        Recitals. Paragraph A. of the Recitals contained in the Registration Rights Agreement is hereby deleted in its entirety and the following paragraph substituted in lieu thereof:

A.        The Company has issued to the Investors Warrant Certificates dated as of March 5, 2001 (the " Warrants" ) providing, among other things, for the purchase by the Investors of the Company's Series B-1 Non-Voting Participating Redeemable Preferred Stock, stated value of $750.00 per share (the " Series B-1 Stock" ). Capitalized terms defined in the Warrants and not otherwise defined herein are used herein with the same meanings as defined in the Warrants.

ARTICLE V
Additional Covenants and Agreements

      Section 5.1.        Amendment of Warrants. In order to amend the Warrants as contemplated hereby, each of the Lenders hereby transfers, conveys and assigns to the Company all of such Lender's right, title and interest in and to its respective Warrants and delivers to the Company such Warrants for cancellation. Upon the receipt of such Warrants by the Company, the Company, pursuant to Section 4.1(c) of the Loan Agreement, shall issue the Amended Warrants to the Lenders pro rata according to the Lenders' respective Loan Commitments (as defined in the Loan Agreement).

      Section 5.2.        Filing of Certificates; Further Assurances. The parties hereto hereby ratify and approve the filing with the Secretary of State of Delaware pursuant to Section 151 of the General Corporation Law of the State of Delaware of (i) the Certificate of Elimination of the Series B-1 Non-Voting Participating Preferred Stock in the form of Exhibit C attached hereto and (ii) the Certificate of Designations, Rights and Preferences of the Series B-1 Non-Voting Participating Redeemable Preferred Stock in the form of Exhibit D attached hereto. In addition, the Company agrees to execute and deliver any and all such further documents and take any and all such other actions as may be necessary or appropriate to carry out the intent and purposes of this Amendment and to consummate the transactions contemplated hereby.

ARTICLE VI
Miscellaneous

      Section 6.1.        Ratification of Agreements. The Loan Agreement and the Registration Rights Agreement, each as hereby amended, are each hereby ratified and confirmed in all respects.

      Section 6.2.        Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Michigan and any applicable laws of the United States of America in all respects, including construction, validity and performance.

      Section 6.3.        Headings. The Section headings contained in this Amendment are for reference purposes only and will not affect in any way the meaning or interpretation of this Amendment.

      Section 6.4.        Severability. In case any provision of this Amendment shall be invalid, illegal, or unenforceable, such provision shall be deemed to have been modified to the extent necessary to make it valid, legal and enforceable. The validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

      Section 6.5.        Counterparts; Fax. This Amendment may be separately executed in counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Amendment. This Amendment when executed may be validly delivered by facsimile or other electronic transmission.

[Signatures follow on next page.]

        IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Loan Agreement and First Amendment to Registration Rights Agreement to be executed by the undersigned thereunto duly authorized as of the date first written above.

THE COMPANY:

ALTERRA HEALTHCARE CORPORATION

By:        /s/ Patrick F. Kenndy
        Its:        CEO and President

THE LENDERS:

RDVEPCO, L.L.C.

By: RDV Altco, L.L.C., a member
By: RDV Corporation, a member

By:        /s/ Robert H. Schierbeek
        Its:        Treasurer

HOLIDAY RETIREMENT 2000, L.L.C.

By:        /s/ Norman L. Brenden
Its:        Manager

THE TORONTO-DOMINION BANK

By:        Natalie Townsend
Its:

HBK MASTER FUND, L.P.
By: HBK Investments, L.P., its investment manager

By:        /s/ Kevin O'Neal
Its:        Authorized Signatory

EXHIBIT A

THIS NOTE HAS NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAW. NEITHER THIS NOTE NOR ANY PORTION HEREOF OR INTEREST HEREIN MAY BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS THE SAME IS REGISTERED UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW, OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND THE COMPANY SHALL HAVE RECEIVED, AT THE EXPENSE OF THE HOLDER HEREOF, EVIDENCE OF SUCH EXEMPTION REASONABLY SATISFACTORY TO THE COMPANY (WHICH MAY INCLUDE, AMONG OTHER THINGS, AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY).

AMENDED AND RESTATED PROMISSORY NOTE

$[_____________]        Milwaukee, Wisconsin
        March 1, 2002

     FOR VALUE RECEIVED, ALTERRA HEALTHCARE CORPORATION, a Delaware corporation (the " Company" ), promises to pay to the order of [_____________________________, a [____________________] (the " Holder" ), at [___________________________], or such other place as designated in writing by the Holder, the principal sum of [_________________________] Dollars and [___]/100 ($[___________]) together with interest on the principal balance outstanding from time to time in accordance with the provisions of this Note. This Amended and Restated Promissory Note (the " Note" ) amends and restates that certain $[________________] Promissory Note dated March 5, 2001 made by the Company in favor of the Holder and is one of a series of notes, all of like tenor except as to principal amount, executed and delivered by the Company pursuant to that certain Loan Agreement among the Company and RDVEPCO, L.L.C., a Michigan limited liability company, HOLIDAY RETIREMENT 2000, LLC, a Washington limited liability company, THE TORONTO-DOMINION BANK, a Canadian chartered bank, and HBK MASTER FUND, L.P., dated as of March 5, 2001, as amended by the First Amendment to Loan Agreement and First Amendment to Registration Rights Agreement dated as of the date hereof (as so amended, the " Loan Agreement" ), the terms and conditions of which are incorporated herein by reference. Unless otherwise indicated herein, capitalized terms used in this Note have the same meanings set forth in the Loan Agreement.

      1.        Interest Rate; Payment; Usury.

(a)        Provided that no Event of Default has occurred and is continuing and subject to the other provisions of this Note, the outstanding principal of this Note shall bear interest at the rate of nine percent (9%) per annum. During any period that an Event of Default shall have occurred and be continuing, interest on this Note shall accrue at a rate equal to the otherwise applicable interest rate plus five hundred basis points (the " Default Interest Rate" ). Notwithstanding anything contained herein to the contrary, in no event shall the interest rate on this Note, including the Default Interest Rate, exceed the highest rate permitted by applicable law. Interest on this Note, including interest at the Default Interest Rate, shall be based on a 360 day year, and interest shall accrue and be payable for the actual number of calendar days elapsed. Interest shall be payable in arrears commencing on May 5, 2002 and on the fifth day of each subsequent month until the principal and all accrued interest have been paid in full.

(b)        It is the intention of the Company and the Holder to conform strictly to applicable usury laws now or hereafter in force, and any interest payable under this Note or the Loan Agreement shall be subject to reduction to an amount not to exceed the maximum non-usurious amount for commercial loans allowed under such applicable usury laws as now or hereafter construed by the courts having jurisdiction over such matters. In the event such interest (whether designated as interest, service charges, points, or otherwise) does exceed the maximum legal rate, it shall be (i) canceled automatically to the extent that such interest exceeds the maximum legal rate; (ii) if already paid, at the option of the Holder, either be rebated to the Company or credited on the principal amount of this Note; or (iii) if this Note has been prepaid in full, then such excess shall be rebated to the Company. It is further agreed, without limitation of the foregoing, that all calculations of the rate of interest contracted for, charged, or received under the Loan Agreement and this Note that are made for the purpose of determining whether such rate exceeds the maximum legal rate, shall be made, to the extent permitted by applicable law, by amortizing, prorating, allocating, and spreading throughout the full stated term of this Note (and any extensions of the term thereof that may be hereafter granted) all such interest at any time contracted for, charged, or received from the Company or otherwise by the Holder so that the rate of interest on account of this Note, as so calculated is uniform throughout the term hereof. If the Company is exempt or hereafter becomes exempt from applicable usury statutes or for any other reason the rate of interest to be charged on the this Note is not limited by law, none of the provisions of this paragraph shall be construed so as to limit or reduce the interest or other consideration payable under the Loan Agreement or this Note or under the instrument securing payment thereof. The terms and provisions of this paragraph shall control and supersede every other provision of all agreements between the Company and the Holder.

      2.        Maturity. Unless the same shall become due earlier as a result of acceleration of the maturity, this Note shall mature on January 5, 2003 at which time the outstanding principal balance of this Note and all accrued interest shall become due and payable.

      3.        Conditional Conversion Right. The Holder of this Note shall have the Conditional Conversion Right as described and subject to the limitation set forth in Section 3.10 of the Loan Agreement.
PAGE 9       4.        Prepayments. The Company may from time to time prepay this Note, in whole or in part, at any time. Any partial prepayment shall be applied first to interest which is accrued and unpaid and then to principal.

      5.        Manner of Payment. The Company shall make payments in respect of this Note (including principal and interest) by wire transfer of immediately available funds to the account specified by the Holder. Notwithstanding any other provision in the Loan Agreement or the Notes, the Company covenants and agrees and the Holders among themselves agree that all payments made by the Company of interest and principal, including any prepayments, shall be made to and for the benefit of the Holders pro rata according the outstanding principal balance of their respective Notes.

         6.        Collection Expenses. In the event the Company fails to pay any installment of interest or principal when due, the Company shall pay to the Holder, in addition to the amounts due, all costs of collection, including reasonable attorneys' fees.

         7.        Company Waivers. The Company, for itself and its successors and assigns, hereby waives demand, presentment, protest, diligence, notice of dishonor and any other formality in connection with this Note and expressly agrees that this Note, or any payment hereunder, may be extended from time to time and that the Holder may accept security for this Note or release security for this Note, all without in any way affecting the liability of the Company hereunder.

         8.        Governing Law. All questions concerning the construction, validity and interpretation of this Note shall be governed by and construed in accordance with the domestic laws of the State of Michigan, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Michigan or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Michigan.

         9.        Amendment and Waiver. The provisions of this Note may be amended and waived only with the prior written consent of the Company and the Holder of this Note.

         IN WITNESS WHEREOF, the Company has executed this Note as of the date first written above.

ALTERRA HEALTHCARE CORPORATION

By:                                                          Title:

EXHIBIT A TO AMENDED AND RESTATED PROMISSORY NOTE

CONVERSION NOTICE
(To be Executed by the Registered Holder
in order to Convert the Note)

The undersigned hereby elects to convert the attached Note into Series B-1 9.75% Convertible Pay-In-Kind Debentures due 2007 (the "Series B-1 Debentures") of the Alterra Healthcare Corporation (the "Company") according to the conditions hereof, as of the date written below. If the Series B-1 Debentures are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:
        Effective Date of Conversion

  Principal Amount of the Note to be Converted

  Accrued and Unpaid Interest through
  Effective Date of Conversion

        Signature

        Name

        Address

EXHIBIT B
WARRANT CERTIFICATE

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR ALTERRA HEALTHCARE CORPORATION SHALL HAVE RECEIVED AN OPINION OF ITS COUNSEL (OR OTHER COUNSEL REASONABLY SATISFACTORY TO IT) THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.

AMENDED & RESTATED
WARRANT TO PURCHASE SHARES OF
SERIES B-1 NON-VOTING PARTICIPATING REDEEMABLE PREFERRED STOCK
OF
ALTERRA HEALTHCARE CORPORATION
Expires on the Expiration Date specified herein.
No.: W-__________        Number of Shares: [_____]
Original Issue Date: As of March 5, 2001

FOR VALUE RECEIVED, subject to the provisions hereinafter set forth, the undersigned, Alterra Healthcare Corporation, a Delaware corporation (together with its successors and assigns, the " Issuer" ), hereby certifies that [___________________________], or its registered assigns is entitled to subscribe for and purchase, during the period specified in this Warrant, up to [________] shares (subject to adjustment as hereinafter provided) of the duly authorized, validly issued, fully paid and non-assessable Series B-1 Preferred Stock of the Issuer at the exercise prices specified in Section 2 hereof and subject to the provisions and upon the terms and conditions hereinafter set forth. Capitalized terms used in this Warrant and not otherwise defined herein shall have the respective meanings specified in Section 8 hereof.

      1.        Term. The right to subscribe for and purchase shares of Warrant Stock represented hereby shall commence on the Original Issue Date of this Warrant and shall expire on the Expiration Date (such period being referred to herein as the " Term").
      2.        Warrant Price.Subject to the provisions of this Warrant, the Holder has the right to purchase from the Issuer (and the Issuer will issue and sell to such registered Holder) the Warrant Stock (as the same may be adjusted pursuant to Section 5 hereof) at the exercise prices (as each such exercise price relates to its corresponding tranche of Warrant Stock below and as the same may be adjusted pursuant to Section 5 hereof, the " Warrant Price") equal to the following:

         (a)        Tranche A. During the Term, the Holder may purchase [_______] shares of Warrant Stock (the " Tranche A Warrant Stock" ) at an exercise price per share of Warrant Stock equal to $750.00;

         (b)        Tranche B. During the Term, the Holder may purchase [_______] shares of Warrant Stock (the " Tranche B Warrant Stock" ) at an exercise price per share of Warrant Stock equal to $1,000.00; and

         (c)        Tranche C. During the Term, the Holder may purchase [_______] shares of Warrant Stock (the " Tranche C Warrant Stock" ) at an exercise price per share of Warrant Stock equal to $1,250.00.

      3.        Method of Exercise; Issuance of New Warrant; Transfer and Exchange.

         (a)        Time of Exercise. The purchase rights represented by this Warrant may be exercised in whole or in part at any time and from time to time during the Term.

         (b)        Method of Exercise. The Holder hereof may exercise this Warrant, in whole or in part, by the surrender of this Warrant (with the exercise form attached hereto duly executed) at the principal office of the Issuer, and by the payment to the Issuer of an amount of consideration therefor equal to the Warrant Price in effect on the date of such exercise multiplied by the number of shares of Warrant Stock with respect to which this Warrant is then being exercised, payable at the Holder's election by certified or official bank check or wire transfer of immediately available funds.

      (c)        Issuance of Stock Certificates. In the event of any exercise of the rights represented by this Warrant in accordance with and subject to the terms and conditions hereof, (i) certificates for the shares of Warrant Stock so purchased shall be dated the date of such exercise and delivered to the Holder within a reasonable time, not exceeding three (3) business days after such exercise, and the Holder shall be deemed for all purposes to be the holder of the shares of Warrant Stock so purchased as of the date of such exercise, and (ii) unless this Warrant has expired, a new Warrant representing the number of shares of Warrant Stock, if any, with respect to which this Warrant shall not then have been exercised shall also be issued to the Holder hereof at the Issuer's expense within such time.

      (d)        Transferability of Warrant. Subject to Section 3(e) hereof, this Warrant may be transferred by the Holder without the consent of the Issuer. If transferred pursuant to this paragraph and subject to the provisions of subsection (e) of this Section 3, this Warrant may be transferred on the books of the Issuer by the Holder in person or by duly authorized attorney, upon surrender of this Warrant at the principal office of the Issuer, properly endorsed (by the Holder executing an assignment in the form attached hereto) and upon payment of any necessary transfer tax or other governmental charge imposed upon such transfer. This Warrant is exchangeable at the principal office of the Issuer for Warrants for the purchase of the same aggregate number of shares of Warrant Stock, each new Warrant to represent the right to purchase such number of shares of Warrant Stock as the Holder shall designate at the time of such exchange. All Warrants issued on transfers or exchanges shall be dated the Original Issue Date and shall be identical with this Warrant except as to the number of shares of Warrant Stock issuable pursuant hereto.

     (e)        Compliance with Securities Laws.

      (i)        The Holder, by acceptance hereof, acknowledges that this Warrant and the shares of Warrant Stock to be issued upon exercise hereof are being acquired solely for the Holder's own account and not as a nominee for any other party, and for investment, and that the Holder will not offer, sell or otherwise dispose of this Warrant or any shares of Warrant Stock to be issued upon exercise hereof except pursuant to an effective registration statement, or an exemption from registration, under the Securities Act and any applicable state securities laws.

      (ii)        Except as provided in paragraph (iii) below, this Warrant and all certificates representing shares of Warrant Stock issued upon exercise hereof shall be stamped or imprinted with a legend in substantially the following form:

      "THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE " SECURITIES ACT" ), OR UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR ALTERRA HEALTHCARE CORPORATION SHALL HAVE RECEIVED AN OPINION OF ITS COUNSEL (OR OTHER COUNSEL REASONABLY SATISFACTORY TO IT) THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED."

      (iii)        The restrictions imposed by this subsection (e) upon the transfer of this Warrant and the shares of Warrant Stock to be purchased upon exercise hereof shall terminate (A) when such securities shall have been effectively registered under the Securities Act, (B) upon the Issuer's receipt of an opinion of counsel reasonably satisfactory to it, in form and substance reasonably satisfactory to the Issuer, addressed to the Issuer to the effect that such restrictions are no longer required to ensure compliance with the Securities Act and state securities laws or (C) upon the Issuer's receipt of other evidence reasonably satisfactory to the Issuer that such registration and qualification under federal and state securities laws is not required. Whenever such restrictions shall cease and terminate as to any such Securities, the Holder shall be entitled to receive from the Issuer (or its transfer agent and registrar), without expense (other than applicable transfer taxes, if any), new Warrants (or, in the case of shares of Warrant Stock, new stock certificates) of like tenor not bearing the applicable legend required by paragraph (ii) above relating to the Securities Act and state securities laws.

      (f)        Continuing Rights of Holder. The Issuer will, at the time of or at any time after each exercise of this Warrant, upon the request of the Holder, acknowledge in writing the extent, if any, of its continuing obligation to afford to the Holder all rights to which the Holder shall continue to be entitled after such exercise in accordance with the terms of this Warrant, provided that if the Holder shall fail to make any such request, the failure shall not affect the continuing obligation of the Issuer to afford such rights to the Holder.

      4.        Stock Fully Paid; Reservation and Listing of Shares; Covenants.

      (a)        Stock Fully Paid. The Issuer represents, warrants, covenants and agrees that all shares of Warrant Stock which may be issued upon the exercise of this Warrant or otherwise hereunder will, upon issuance, be duly authorized, validly issued, fully paid and non-assessable and free from all taxes, liens and charges created by or through the Issuer. The Issuer further covenants and agrees that during the period within which this Warrant may be exercised, the Issuer will at all times have authorized and reserved for the purpose of the issue upon exercise of this Warrant a sufficient number of shares of Series B-1 Preferred Stock to provide for the exercise of this Warrant.

      (b)        Reservation. The Issuer shall at all times have reserved for issuance a sufficient number of shares of Series B-1 Preferred Stock to permit the exercise in full of all Warrants and all other rights, options and warrants contained in any Security relating to the issuance of Series B-1 Preferred Stock. If any shares of Series B-1 Preferred Stock required to be reserved for issuance upon exercise of the Warrants or as otherwise provided hereunder require registration or qualification with any Governmental Authority under any federal or state law before such shares may be so issued, the Issuer will in good faith use its best efforts as expeditiously as possible and at its expense to cause such shares to be duly registered or qualified. If the Issuer shall list any shares of Series B-1 Preferred Stock on any securities exchange or market it will, at its expense, list thereon, maintain and increase when necessary such listing of, all shares of Warrant Stock from time to time issued upon exercise of this Warrant or as otherwise provided hereunder, and, to the extent permissible under the applicable securities exchange or market rules, all unissued shares of Warrant Stock that are at any time issuable hereunder, so long as any shares of Series B-1 Preferred Stock shall be so listed. The Issuer will also so list on each securities exchange or market, and will maintain such listing of, any other Securities which the Holder shall be entitled to receive upon the exercise of this Warrant if at the time any Securities of the same class shall be listed on such securities exchange or market by the Issuer.

     (c)        Covenants. The Issuer shall not by any action, including, without limitation, amending the Certificate of Incorporation or the Bylaws of the Issuer, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of the Holder against dilution (to the extent specifically provided herein) or impairment. Without limiting the generality of the foregoing, the Issuer will (i) not amend or modify any provision of the Certificate of Incorporation or Bylaws of the Issuer in any manner that would adversely affect in any way the powers, preferences or relative participating, optional or other special rights of the Series B-1 Preferred Stock or which would adversely affect the rights of the Holder, (ii) take all such action as may be reasonably necessary in order that the Issuer may validly and legally issue fully paid and nonassessable shares of Series B-1 Preferred Stock, free and clear of any liens, claims, encumbrances and restrictions (other than as provided herein) upon the exercise of this Warrant, and (iii) use its reasonable best efforts to obtain all such authorizations, exemptions or consents from any Governmental Authority or public regulatory body having jurisdiction thereof as may be reasonably necessary to enable the Issuer to perform its obligations under this Warrant.

      (d)        Loss, Theft, Destruction of Warrants. Upon receipt of evidence satisfactory to the Issuer of the ownership and the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security satisfactory to the Issuer or, in the case of any such mutilation, upon surrender and cancellation of this Warrant, the Issuer will make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant, a new Warrant of like tenor and representing the right to purchase the same number of shares of Series B-1 Preferred Stock.

      (e)        Rights and Obligations under the Registration Rights Agreement. The shares of Warrant Stock are entitled to the benefits and subject to the terms of the Registration Rights Agreement dated as of March 5, 2001 between the Issuer and the Holders of the Warrants, as amended from time to time (the " Registration Rights Agreement").

      5.        Adjustment of Warrant Price and Shares of Warrant Stock.The Warrant Price shall be subject to adjustment from time to time upon the happening of certain events as follows:

      (a)        Subdivisions or Combinations. If the Issuer, at any time while this Warrant is outstanding, shall subdivide or combine any shares of Common Stock or Series B-1 Preferred Stock, then, (i) in case of a subdivision of shares, the Warrant Price shall be proportionately reduced (as at the effective date of such subdivision or, if the Issuer shall take a record of the holders of its Common Stock or Series B-1 Preferred Stock for the purpose of so subdividing, as at the applicable record date, whichever is earlier) to reflect the increase in the total number of shares of Common Stock (taking into account that one share of Series B-1 Preferred Stock is convertible into 1,000 shares of Common Stock) or Series B-1 Preferred Stock outstanding as a result of such subdivision, or (ii) in the case of a combination of shares, the Warrant Price shall be proportionately increased (as at the effective date of such combination or, if the Issuer shall take a record of the holders of its Common Stock or Series B-1 Preferred Stock for the purpose of so combining, as at the applicable record date, whichever is earlier) to reflect the reduction in the total number of shares of Common Stock (taking into account that one share of Series B-1 Preferred Stock is convertible into 1,000 shares of Common Stock) or Series B-1 Preferred Stock outstanding as a result of such combination.

      (b)        Certain Dividends and Distributions. Except in a transaction of the type otherwise described in this Section 5, if the Issuer, at any time while this Warrant is outstanding, shall pay a dividend in, or make any other distribution to the holders of one or more classes of its capital stock (without consideration therefor) of, shares of:
      (i)        Common Stock, then (A) the Warrant Price shall be adjusted, at the date the Issuer shall take a record of the holders of the Issuer's Capital Stock for the purpose of receiving such dividend or other distribution (or if no such record is taken, as at the date of such payment or other distribution), to that price determined by multiplying the Warrant Price in effect immediately prior to such record date (or if no such record is taken, then immediately prior to such payment or other distribution), by the product obtained by multiplying one thousand (1,000) times a fraction: (1) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution, and (2) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution (plus in the event that the Issuer paid cash for fractional shares, the number of additional shares which would have been outstanding had the Issuer issued fractional shares in connection with said dividends); and (B) the aggregate number of shares of Warrant Stock on such date shall be adjusted by multiplying such aggregate number by the product obtained by multiplying one one-thousandth (.001) times a fraction: (1) the numerator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution (plus in the event that the Issuer paid cash for fractional shares, the number of additional shares which would have been outstanding had the Issuer issued fractional shares in connection with said dividends), and (2) the denominator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution;

      (ii)        Series B-1 Preferred Stock, then (i) the Warrant Price shall be adjusted, at the date the Issuer shall take a record of the holders of the Issuer's Capital Stock for the purpose of receiving such dividend or other distribution (or if no such record is taken, as at the date of such payment or other distribution), to that price determined by multiplying the Warrant Price in effect immediately prior to such record date (or if no such record is taken, then immediately prior to such payment or other distribution), by a fraction: (A) the numerator of which shall be the total number of shares of Series B-1 Preferred Stock outstanding immediately prior to such dividend or distribution, and (B) the denominator of which shall be the total number of shares of Series B-1 Preferred Stock outstanding immediately after such dividend or distribution (plus in the event that the Issuer paid cash for fractional shares, the number of additional shares which would have been outstanding had the Issuer issued fractional shares in connection with said dividends); and (ii) the aggregate number of shares of Warrant Stock on such date shall be adjusted by multiplying such aggregate number by a fraction: (A) the numerator of which shall be the total number of shares of Series B-1 Preferred Stock outstanding immediately after such dividend or distribution (plus in the event that the Issuer paid cash for fractional shares, the number of additional shares which would have been outstanding had the Issuer issued fractional shares in connection with said dividends), and (B) the denominator of which shall be the total number of shares of Series B-1 Preferred Stock outstanding immediately prior to such dividend or distribution; or

      (iii)        Capital Stock that ranks pari passu with the Common Stock with respect to dividend rights and rights on liquidation, winding up or dissolution or that entitles the holder thereof to share with the holders of Common Stock in the distribution of dividends or any distributions in connection with the liquidation, winding up or dissolution of the Issuer ("Parity Stock"), then the adjustments contemplated by Section 5(b)(i) above shall be made as nearly as possible in the manner provided in such Section, with such changes as are necessary to account for the relative rights of such shares of Parity Stock in relation to the Common Stock, so as to protect the Holder against the effect of such diluting issuance.

      (c)        Adjustment of Warrant Stock and Warrant Price for Diluting Issues. Except as otherwise provided in this Section 5(c), in the event the Issuer sells or issues any Common Stock, Series B-1 Preferred Stock, Parity Stock, or Stock Equivalents (other than in a transaction of the type described in Section 5(d) hereof) at a Per Share Consideration (as defined below) less than the Warrant Price then in effect for the Warrant Stock, then the Warrant Price and the number of shares of Warrant Stock then in effect hereunder shall be adjusted as provided in paragraphs (i), (ii), (iii) and (iv) of this Section 5(c). For purposes of this Section 5(c), the term " Per Share Consideration" shall mean, with respect to the sale or issuance of (x) Common Stock, one thousand (1,000) times the price per share received by the Issuer for the issuance of such shares of Common Stock after the payment of any commissions, discounts and other similar costs; (y) Series B-1 Preferred Stock, the price per share received by the Issuer after the payment of any commissions, discounts and other similar costs; (z) Parity Stock, the price per share (adjusted as necessary to account for the relative rights of the such Parity Stock in relation to the Common Stock) received by the Issuer for the issuance of such shares of Parity Stock after the payment of any commissions, discounts and other similar costs; (aa) Stock Equivalents that are convertible into or exchangeable for Common Stock without further consideration, the number obtained by multiplying one thousand (1,000) times the quotient obtained by dividing the aggregate consideration received by the Issuer upon the sale or issuance of such Stock Equivalents after the payment of any commissions, discounts and other similar costs, by the maximum number of shares (as set forth in the instrument relating thereto) of Common Stock issuable with respect to such Stock Equivalents; (bb) Stock Equivalents that are convertible into or exchangeable for Series B-1 Preferred Stock without further consideration, the number obtained by dividing the aggregate consideration received by the Issuer upon the sale or issuance of such Stock Equivalents after the payment of any commissions, discounts and other similar costs, by the maximum number of shares (as set forth in the instrument relating thereto) of Series B-1 Preferred Stock issuable with respect to such Stock Equivalents;

(cc) Stock Equivalents that are convertible into or exchangeable for Parity Stock without further consideration, the number obtained by dividing the aggregate consideration received by the Issuer upon the sale or issuance of such Stock Equivalents (adjusted as necessary to account for the relative rights of the such Parity Stock in relation to the Series B-1 Preferred Stock) after the payment of any commissions, discounts and other similar costs, by the maximum number of shares (as set forth in the instrument relating thereto) of Parity Stock (expressed in terms of the equivalent number of shares of Series B-1 Preferred Stock represented thereby) issuable with respect to such Stock Equivalents; (dd) other Stock Equivalents with respect to which Common Stock is issuable, the number obtained by multiplying one thousand (1,000) times the quotient obtained by dividing the total aggregate consideration received by the Issuer upon the sale or issuance of such Stock Equivalents plus the total consideration receivable by the Issuer upon the conversion or exercise of such Stock Equivalents after the payment of any commissions, discounts and other similar costs, by the maximum number of shares (as set forth in the instrument relating thereto) of Common Stock issuable with respect to such Stock Equivalents; (ee) other Stock Equivalents with respect to which Series B-1 Preferred Stock is issuable, the number obtained by dividing the total aggregate consideration received by the Issuer upon the sale or issuance of such Stock Equivalents plus the total consideration receivable by the Issuer upon the conversion or exercise of such Stock Equivalents after the payment of any commissions, discounts and other similar costs, by the maximum number of shares (as set forth in the instrument relating thereto) of Series B-1 Preferred Stock issuable with respect to such Stock Equivalents; (ff) other Stock Equivalents with respect to which Parity Stock is issuable, the number obtained by dividing the total aggregate consideration received by the Issuer upon the sale or issuance of such Stock Equivalents (adjusted as necessary to account for the relative rights of the such Parity Stock in relation to the Series B-1 Preferred Stock) plus the total consideration receivable by the Issuer upon the conversion or exercise of such Stock Equivalents after the payment of any commissions, discounts and other similar costs, by the maximum number of shares (as set forth in the instrument relating thereto) of Parity Stock (expressed in terms of the equivalent number of shares of Series B-1 Preferred Stock represented thereby) issuable with respect to such Stock Equivalents; (gg) Common Stock, Parity Stock, Series B-1 Preferred Stock or Stock Equivalents for no consideration, $.0001 for the Common Stock and $.000001 in all other cases; and (hh) Common Stock, Series B-1 Preferred Stock, Parity Stock and/or Stock Equivalents for non-cash consideration, an amount determined by the Board in good faith. In the event of the issuance of any Stock Equivalents which contain provisions for adjustment after the date of issuance in the number or price at which such Stock Equivalents are, directly or indirectly, exercisable for, or exchangeable or convertible into, shares of Common Stock, Series B-1 Preferred Stock or Parity Stock, the calculations pursuant to this Section 5 upon the issuance of such Stock Equivalents shall disregard such adjustment provisions, but upon the occurrence of any event which results in such an adjustment pursuant to the provisions of such Stock Equivalents, the Warrant Price and number of Warrant Shares shall be further adjusted pursuant to the provisions of this Section 5 to take into account such adjustment pursuant to such Stock Equivalents. If the terms of any Stock Equivalents which are presently outstanding or may hereafter by outstanding are renegotiated so as to affect the number of shares or price at which such Stock Equivalents are, directly or indirectly, exercisable for, or exchangeable or convertible into, shares of Common Stock, Series B-1 Preferred Stock or Parity Stock, the provisions of this Section 5 shall be applied to take into effect, as appropriate, such renegotiated terms.

      (i)        Upon each issuance of:
      (A)        Common Stock for a Per Share Consideration less than the Warrant Price in effect on the date of such issuance, (1) the Warrant Price in effect on such date shall be adjusted by multiplying it by a fraction: (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such Additional Securities, plus the number of shares of Common Stock that the aggregate net consideration received by the Issuer for the total number of such Additional Securities so issued would purchase at one one-thousandth (.001) of the Warrant Price then in effect; and (y) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such Additional Securities, plus the number of such Additional Securities so issued; and (2) the aggregate number of shares of Warrant Stock on such date shall be adjusted by multiplying such aggregate number by a fraction: (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such Additional Securities, plus the number of such Additional Securities so issued, and (y) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such Additional Securities, plus the number of shares of Common Stock that the aggregate net consideration received by the Issuer for the total number of such Additional Securities so issued would purchase at one one-thousandth (.001) of the Warrant Price then in effect; or

      (B)        Series B-1 Preferred Stock for a Per Share Consideration less than the Warrant Price in effect on the date of such issuance, (1) the Warrant Price in effect on such date shall be adjusted by multiplying it by a fraction: (x) the numerator of which shall be the number of shares of Series B-1 Preferred Stock outstanding immediately prior to the issuance of such Additional Securities, plus the number of shares of Series B-1 Preferred Stock that the aggregate net consideration received by the Issuer for the total number of such Additional Securities so issued would purchase at the Warrant Price then in effect; and (y) the denominator of which shall be the number of shares of Series B-1 Preferred Stock outstanding immediately prior to the issuance of such Additional Securities, plus the number of such Additional Securities so issued; and (2) the aggregate number of shares of Warrant Stock on such date shall be adjusted by multiplying such aggregate number by a fraction: (x) the numerator of which shall be the number of shares of Series B-1 Preferred Stock outstanding immediately prior to the issuance of such Additional Securities, plus the number of such Additional Securities so issued, and (y) the denominator of which shall be the number of shares of Series B-1 Preferred Stock outstanding immediately prior to the issuance of such Additional Securities, plus the number of shares of Series B-1 Preferred Stock that the aggregate net consideration received by the Issuer for the total number of such Additional Securities so issued would purchase at the Warrant Price then in effect.

      (C)Parity Stock, the adjustments contemplated by Section 5(c)(i)(A) above shall be made as nearly as possible in the manner provided in such Section, with such changes as are necessary to account for the relative rights of the such Parity Stock in relation to the Common Stock, so as to protect the Holder against the effect of such diluting issuance.

       (ii)        Upon each issuance of Stock Equivalents exercisable for, or convertible or exchangeable into, without further consideration Common Stock, Series B-1 Preferred Stock or Parity Stock for a Per Share Consideration less than the Warrant Price in effect on the date of such issuance, the Warrant Price and the number of shares of Warrant Stock in effect hereunder on such date shall be adjusted as in paragraph (i) of this Section (5)(c) on the basis that the Additional Securities underlying such Stock Equivalents are to be treated as having been issued on the date of issuance of the Stock Equivalents and the aggregate consideration received by the Issuer for such Stock Equivalents shall be deemed to have been received for such underlying Additional Securities.

      (iii)        Upon each issuance of Stock Equivalents other than those described in paragraph (ii) of this Section 5(c) for a Per Share Consideration less than the Warrant Price in effect on the date of such issuance, the Warrant Price and the number of shares of Warrant Stock in effect on such date shall be adjusted as in paragraph (i) of this Section 5(c) on the basis that the Additional Securities underlying such Stock Equivalents are to be treated as having been issued on the date of issuance of such Stock Equivalents, and the aggregate consideration received and receivable by the Issuer on conversion or exercise of such Stock Equivalents shall be deemed to have been received for such underlying Additional Securities.

      (iv)        Once any Additional Securities have been treated as having been issued for the purpose of this Section 5(c), they shall be treated as issued and outstanding shares of the Issuer whenever any subsequent calculations must be made pursuant hereto; provided, however, that on the expiration of any options, warrants or rights to purchase Additional Securities of the Issuer, the termination of any rights to convert or exchange for Additional Securities of the Issuer, or the expiration of any options or rights related to such convertible or exchangeable Securities on account of which an adjustment in the Warrant Price and Warrant Stock has been made previously pursuant to this Section 5(c), the Warrant Price and the Warrant Stock shall forthwith be readjusted to such Warrant Price and Warrant Stock as would have obtained had the adjustment made upon the issuance of such options, warrants, rights, securities or options or rights related to such Securities been made upon the basis of the issuance of only the number of shares of Securities of the Issuer actually issued upon the exercise of such options, warrants or rights, upon the conversion or exchange of such Securities or upon the exercise of the options or rights related thereto.

      (v)        The foregoing notwithstanding, no adjustment of the Warrant Price or Warrant Stock under this Section 5(c) shall be made as a result of the issuance of:

      (A)        any Securities pursuant to which the Warrant Price and the number of shares of Warrant Stock are adjusted under Section 5(a) or 5(b) hereof; or

      (B)        any Securities issued pursuant to the exchange, conversion or exercise of any Stock Equivalents that have previously been incorporated into computations hereunder on the date when such Stock Equivalents were issued.

      (d)        Reorganization, Reclassification, Consolidation, Merger or Sale of Assets. If any reorganization or reclassification of the Capital Stock of the Issuer (other than by virtue of a change in par value, or from par value to no par value, or from no par value to par value, where such change in par value does not result in any change in the number of outstanding shares), or consolidation or merger of the Issuer with another corporation, or the sale of all or substantially all of its assets to another corporation, shall be effected in such a way that holders of the Common Stock or Series B-1 Preferred Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for the Common Stock or Series B-1 Preferred Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, the Holder shall have the right, and the Issuer shall enter into such agreements as may be necessary to effectuate such right, thereafter and until the expiration of the Term, to convert this Warrant into the same kind and amount of stock, securities or assets as the stock, securities or assets receivable upon such reorganization, reclassification, consolidation, merger or sale by a holder of either (i) the same number of shares of the Series B-1 Preferred Stock as the number of shares of Warrant Stock then subject to this Warrant, or (ii) one thousand (1,000) times the same number of shares of Common Stock as the number of shares of Warrant Stock then subject to this Warrant, as the case may be.

      (e)        De Minimis Adjustments. No adjustment in the Warrant Price or the number of shares of Warrant Stock issuable hereunder shall be required unless such adjustment would require an increase or decrease of at least one-tenth of one percent (.1%) in the Warrant Price or the number of shares of Warrant Stock issuable upon the exercise of this Warrant; provided, however, that any adjustments which by reason of this Section 5(e) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations shall be made to the nearest cent or one-thousandth of a share.

        (f)        Form May Remain Unchanged. The form of this Warrant need not be changed because of any adjustments in the Warrant Price or the number and kind of Securities purchasable upon the exercise of this Warrant.

      6.        Notice of Adjustments. Whenever the Warrant Price shall be adjusted pursuant to Section 5 hereof (for purposes of this Section 6, each an " adjustment" ), the Issuer shall cause its Chief Financial Officer to prepare and execute a certificate setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated (including a description of the basis on which the Issuer's Board made any determination hereunder), and the Warrant Price and number of shares of Warrant Stock after giving effect to such adjustment, and shall cause a copy of such certificate to be delivered to the Holder promptly after each adjustment. Any dispute between the Issuer and the Holder with respect to the matters set forth in such certificate may at the option of the Holder be submitted to one of the national accounting firms currently known as the " big five" selected by the Holder, provided that the Issuer shall have twenty (20) days after receipt of notice from such Holder of its selection of such firm to object thereto, in which case the Holder shall select another such firm and the Issuer shall have no such right of objection. The firm selected by the Holder as provided in the preceding sentence shall be instructed to deliver a written opinion as to such matters to the Issuer and the Holder within thirty (30) days after submission to it of such dispute. Such opinion shall be final and binding on the parties hereto. The fees and expenses of such accounting firm shall be paid by the Issuer.

7.        Fractional Shares. No fractional shares of Warrant Stock (other than with respect to 1/1,000th of a share or even multiple thereof) will be issued in connection with this issuance and exercise of this Warrant, but in lieu of any fractional shares (other than with respect to 1/1,000th of a share or even multiple thereof), the Issuer shall make a cash payment therefor equal in amount to the product of the applicable fraction multiplied by the product obtained by multiplying one thousand (1,000) by the Per Share Market Value then in effect.

      8.        Definitions. For the purposes of this Warrant, the following terms have the following meanings:

     "Additional Securities" shall mean shares of Common Stock, Series B-1 Preferred Stock or Parity Stock issued subsequent to the Original Issue Date or, with respect to the issuance of Stock Equivalents, the maximum number of shares (as set forth in the instrument relating thereto) of Common Stock, Series B-1 Preferred Stock or Parity Stock issuable in exchange for or upon conversion or exercise of, such Stock Equivalents.

"Board" shall mean the Board of Directors of the Issuer.

"Capital Stock" means and includes (i) any and all shares, interests, participations or other equivalents of or interests in (however designated) corporate stock, including, without limitation, shares of preferred or preference stock, (ii) all partnership interests (whether general or limited) in any Person which is a partnership, (iii) all membership interests or limited liability company interests in any limited liability company, and (iv) all equity or ownership interests in any Person of any other type.

"Certificate of Incorporation" means the Restated Certificate of Incorporation of the Issuer, as amended, as in effect on the Original Issue Date, and as hereafter from time to time amended, modified, supplemented or restated in accordance with the terms hereof and thereof and pursuant to applicable law.

"Common Stock" means the Common Stock, $.01 par value per share, of the Issuer.

"Convertible Security" means any Security, directly or indirectly, convertible into, exchangeable or exercisable for, or containing any right to receive shares of Common Stock, Series B-1 Preferred Stock or Parity Stock.

"Expiration Date" means March 5, 2006.

"Governmental Authority" means any governmental, regulatory or self-regulatory entity, department, body, official, authority, commission, board, agency or instrumentality, whether federal, state or local, and whether domestic or foreign.
"Holder" means the Person or Persons who shall from time to time own this Warrant.

"Independent Appraiser" means a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Issuer) that is regularly engaged in the business of appraising the Capital Stock or assets of corporations or other entities as going concerns, and which is not affiliated with either the Issuer or the Holder.

"Issuer" means Alterra Healthcare Corporation, a Delaware corporation, and its successors.

"Original Issue Date" means as of March 5, 2001.

"OTC Bulletin Board" means the over-the-counter electronic bulletin board.

"Parity Stock" has the meaning specified in Section 5(b)(iii).

"Person" means an individual, corporation, limited liability company, partnership, joint stock company, trust, unincorporated organization, joint venture, Governmental Authority or other entity of whatever nature.

"Per Share Consideration" has the meaning specified in Section 5(c) hereof.

"Per Share Market Value" means on any particular date (a) the last sales price per share of the Common Stock on such date on the American Stock Exchange or other registered national stock exchange on which the Common Stock is then listed or if there is no such price on such date, then the closing bid price on such exchange or quotation system on the date nearest preceding such date, or (b) if the Common Stock is not listed then on the American Stock Exchange or any registered national stock exchange, then the closing bid price for a share of Common Stock in the over-the-counter market, as reported by the OTC Bulletin Board or in the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), at the close of business on such date, or (c) if the Common Stock is not then reported by the OTC Bulletin Board or the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the "Pink Sheet" quotes for the relevant conversion period, as determined in good faith by the Issuer or the Holder, as the context requires, or (d) if the Common Stock is not then publicly traded, then the fair market value of a share of Common Stock as determined by an Independent Appraiser selected in good faith by the Issuer or the Holder, as the context requires; provided, however, that after receiving the determination by such Independent Appraiser, the party receiving such determination shall have the right to select an additional Independent Appraiser, in which case, the fair market value shall be equal to the average of the determinations by each such Independent Appraiser; and provided further, however, that all determinations of the Per Share Market Value shall be appropriately adjusted for any stock dividends, stock splits or other similar transactions during such period. The fees and expenses of such Independent Appraisers shall be paid by the Issuer. The determination of fair market value by an Independent Appraiser shall be based upon the fair market value of the Issuer determined as between a willing buyer and a willing seller and taking into account all relevant factors determinative of value, and shall be final and binding on all parties. In determining the fair market value of any shares of Common Stock, no consideration shall be given to any restrictions on transfer of the Common Stock imposed by agreement or by federal or state securities laws, or to the existence or absence of, or any limitations on, voting rights.

"Registration Rights Agreement" has the meaning specified in Section 4(e) hereof.
"Securities" means any debt or equity securities of the Issuer, whether now or hereafter authorized, any instrument convertible into or exchangeable for Securities or a Security, and any option, warrant or other right to purchase or acquire any Security. "Security" means one of the Securities.

"Securities Act" means the Securities Act of 1933, as amended, or any similar federal statute then in effect.

"Series B-1 Preferred Stock" means the Issuer's Series B-1 Non-Voting Participating Redeemable Preferred Stock, with a stated value of $750.00 per share, as adjusted, and any other Capital Stock into which such stock may hereafter be changed.

"Stock Equivalent" means any Convertible Security or any warrant, option or other right, directly or indirectly, to subscribe for or purchase or receive any additional shares of Common Stock, Series B-1 Preferred Stock, Parity Stock or any Convertible Security.

"Term" has the meaning specified in Section 1 hereof.

"Trading Day" means (a) a day on which the Common Stock is traded on the American Stock Exchange as reported by Bloomberg L.P., or (b) if the Common Stock is not listed on the American Stock Exchange, then a day on which the Common Stock is traded on any other registered national stock exchange, or (c) if the Common Stock is not quoted on the OTC Bulletin Board, then a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, however, that in the event that the Common Stock is not listed or quoted as set forth in (a), (b) and (c) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

"Warrant" means this Warrant (and any other warrant or warrants of like tenor issued in substitution or exchange for this Warrant pursuant to the provisions of Section 3(c), 3(d) or 3(e) hereof), and all other Warrants issued by the Company on the Original Issue Date to purchase shares of Series B-1 Stock (and any other warrant or warrants of like tenor issued in substitution or exchange thereof pursuant to Section 3(c), 3(d) or 3(e) thereof).

"Warrant Price" has the meaning specified in Section 2 hereof.

"Warrant Stock" means collectively the Tranche A Warrant Stock, Tranche B Warrant Stock and Tranche C Warrant Stock.

      9.        Other Notices. In case at any time:

      (a)        the Issuer shall make any distributions to the holders of the Common Stock, the Series B-1 Preferred Stock or Parity Stock; or

      (b)        the Issuer shall authorize the granting to all holders of its Common Stock, Series B-1 Preferred Stock or Parity Stock of rights to subscribe for or purchase any shares of Capital Stock of any class or of any Stock Equivalents or Convertible Securities or other rights; or

      (c)        there shall be any reclassification of the Capital Stock of the Issuer; or

      (d)        there shall be any capital reorganization by the Issuer; or

      (e)        there shall be any (i) consolidation or merger involving the Issuer or (ii) sale, transfer or other disposition of all or substantially all of the Issuer's property, assets or business (except a merger or other reorganization in which the Issuer shall be the surviving corporation and its shares of Capital Stock shall continue to be outstanding and unchanged and except a consolidation, merger, sale, transfer or other disposition involving a wholly-owned subsidiary of the Issuer); or

      (f)        there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Issuer or any partial liquidation of the Issuer or distribution to holders of the Common Stock or the Series B-1 Preferred Stock;

then, in each of such cases, the Issuer shall give written notice to the Holder of the date on which (i) the books of the Issuer shall close or a record shall be taken for such dividend, distribution or subscription rights or (ii) such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding-up, as the case may be, shall take place. Such notice also shall specify the date as of which the holders of the Common Stock, the Series B-1 Preferred Stock or Parity Stock of record shall participate in such dividend, distribution or subscription rights, or shall be entitled to exchange their certificates for Common Stock, Series B-1 Preferred Stock, or Parity Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding-up, as the case may be. Such notice shall be given at least twenty (20) days prior to the action in question and not less than twenty (20) days prior to the record date or the date on which the Issuer's transfer books are closed in respect thereto. The Issuer shall give to the Holder notice of all meetings and actions by written consent of its stockholders, at the same time and in the same manner as notice of any meetings of stockholders is required to be given to stockholders who do not waive such notice (or, if such requires no notice, then two business days' written notice thereof describing the matters upon which action is to be taken). The Holder shall have the right to send two representatives selected by it to each meeting, who shall be permitted to attend, but not vote at, such meeting and any adjournments thereof. This Warrant entitles the Holder to receive copies of all financial and other information distributed or required to be distributed to the holders of the Common Stock, the Series B-1 Preferred Stock or Parity Stock.

      10.        Amendment and Waiver. Any term, covenant, agreement or condition in this Warrant may be amended, or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), by a written instrument or written instruments executed by the Issuer and the Holder.

      11.        Governing Law. THIS WARRANT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

      12.        Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earlier of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified for notice prior to 5:00 p.m., eastern standard time, on a business day, (ii) the business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified for notice later than 5:00 p.m., pacific standard time, on any date and earlier than 11:59 p.m., eastern standard time, on such date, (iii) the business day following the date of mailing, if sent by nationally recognized overnight courier service or (iv) actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be with respect to the Holder of this Warrant or of Warrant Stock issued pursuant hereto, addressed to such Holder at its last known address or facsimile number appearing on the books of the Issuer maintained for such purposes, or with respect to the Issuer, addressed to:

Alterra Healthcare Corporation
10000 Innovation Drive
Milwaukee, Wisconsin 53226
Attention: Chief Executive Officer
Facsimile: (414) 918-5055

or to such other address or addresses or facsimile number or numbers as any such party may most recently have designated in writing to the other party hereto by such notice. Copies of notices to the Issuer shall be sent to Rogers & Hardin LLP, 2700 International Tower, Peachtree Street, N.E., Atlanta, Georgia 30303, Attn: Alan C. Leet, Facsimile No.: (404) 525-2224.

      13.        Warrant Agent. The Issuer may, by written notice to the Holder, appoint an agent for the purpose of issuing shares of Warrant Stock on the exercise of this Warrant pursuant to subsection (b) of Section 3 hereof, exchanging this Warrant pursuant to subsection (d) of Section 3 hereof or replacing this Warrant pursuant to subsection (d) of Section 4 hereof, or any of the foregoing, and thereafter any such issuance, exchange or replacement, as the case may be, shall be made at such office by such agent.

      14.        Remedies.The Issuer stipulates that the remedies at law of the Holder in the event of any default or threatened default by the Issuer in the performance of or compliance with any of the terms of this Warrant are not and will not be adequate and that, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

      15.        Successors and Assigns. This Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors and assigns of the Issuer and the Holder and shall be enforceable thereby.

      16.        Modification and Severability. If, in any action before any court or agency legally empowered to enforce any provision contained herein, any provision hereof is found to be unenforceable, then such provision shall be deemed modified to the extent necessary to make it enforceable by such court or agency. If any such provision is not enforceable as set forth in the preceding sentence, the unenforceability of such provision shall not affect the other provisions of this Warrant, but this Warrant shall be construed as if such unenforceable provision had never been contained herein.

      17.        Headings. The headings of the Sections of this Warrant are for convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Warrant to be executed, delivered and acknowledged by their respective duly authorized officers as of the day and year first above written.
ALTERRA HEALTHCARE CORPORATION

By:                                         Name:
Title:

EXERCISE FORM

Alterra Healthcare Corporation (the "Corporation")

The undersigned holder of the within Warrant, pursuant to the provisions thereof, hereby elects to purchase (i) _________ shares of Series B-1 Non-Voting Participating Redeemable Preferred Stock of the Corporation covered by the within Warrant pursuant to Section 2(a) thereof, (ii) ________ shares of Series B-1 Non-Voting Participating Redeemable Preferred Stock of the Corporation covered by the within Warrant pursuant to Section 2(b) thereof, and (iii) _________ shares of Series B-1 Non-Voting Participating Redeemable Preferred Stock of the Corporation covered by the within Warrant pursuant to Section 2(c) thereof.

Dated:                Signature
                Address

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned holder of the within Warrant hereby sells, assigns and transfers unto ________________________________ the within Warrant and all rights evidenced thereby and does irrevocably constitute and appoint ___________________________, attorney, to transfer the said Warrant on the books of the Corporation.

Dated:                Signature
                Address

PARTIAL ASSIGNMENT

FOR VALUE RECEIVED, the undersigned holder of the within Warrant hereby sells, assigns and transfers unto ___________________________________ the right to purchase (i) _______ shares of Warrant Stock pursuant to Section 2(a) of the within Warrant, (ii) _______ shares of Warrant Stock pursuant to Section 2(b) of the within Warrant, and (iii) _______ shares of Warrant Stock pursuant to Section 2(c) of the within Warrant, together with all rights therein, and does irrevocably constitute and appoint ________________________, attorney, to transfer that part of the said Warrant on the books of the Corporation.

Dated:                Signature
                Address

FOR USE BY THE ISSUER ONLY:
This Warrant No. W-_____ cancelled (or transferred or exchanged) this _____ day of _________ __________________, 20____, ______________ shares of Series B-1 Non-Voting Participating Redeemable Preferred Stock issued therefor in the name of _____________________________, and Warrant No. W-____ issued for (i) _________ shares of Series B-1 Non-Voting Participating Redeemable Preferred Stock pursuant to Section 2(a) thereof, (ii) _________ shares of Series B-1 Non-Voting Participating Redeemable Preferred Stock pursuant to Section 2(b) thereof, and (iii) _________ shares of Series B-1 Non-Voting Participating Redeemable Preferred Stock pursuant to Section 2(c) thereof, in the name of __________________________.

EXHIBIT C

CERTIFICATE OF ELIMINATION OF THE

SERIES B-1 NON-VOTING PARTICIPATING PREFERRED STOCK

of

ALTERRA HEALTHCARE CORPORATION

Pursuant to Section 151 of the General Corporation Law
of the State of Delaware

         Alterra Healthcare Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the " Corporation"), hereby certifies that the following recitals and resolutions were adopted by the Board of Directors of the Corporation as authorized by Section 151(g) of the General Corporation Law of the State of Delaware on December 11, 2001:

        " WHEREAS, no shares of the Corporation's Series B-1 Non-Voting Participating Preferred Stock (the "March 2001 Series B-1 Stock") created and authorized for issuance pursuant to that certain Certificate of Designations, Rights and Preferences of the Series B-1 Non-Voting Participating Preferred Stock filed with the Secretary of State of Delaware on March 2, 2001 (the "Designation" ) have been issued or are outstanding;

        WHEREAS, the Board of Directors has determined that none of the shares of March 2001 Series B-1 Stock authorized by the Designation will be issued and outstanding at any time; and

        WHEREAS, the Board of Directors has determined that it is in the best interest of the Corporation to eliminate from the Corporation's Restated Certificate of Incorporation, as amended, all matters with respect to the March 2001 Series B-1 Stock;

        NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby authorizes and directs the officers of the Corporation to file with the Secretary of State of Delaware a Certificate of Elimination with respect to the March 2001 Series B-1 Stock in order to eliminate from the Corporation's Restated Certificate of Incorporation, as amended, all matters with respect to such March 2001 Series B-1 Stock."

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be executed and acknowledged by its duly authorized officer this 20th day of December, 2001.

Alterra Healthcare Corporation

Mark W. Ohlendorf, Chief Financial Officer,
Senior Vice President, Secretary and Treasurer

EXHIBIT D

CERTIFICATE OF DESIGNATIONS,
RIGHTS AND PREFERENCES OF THE

SERIES B-1 NON-VOTING PARTICIPATING
REDEEMABLE PREFERRED STOCK

of

ALTERRA HEALTHCARE CORPORATION

Pursuant to Section 151 of the General Corporation Law
of the State of Delaware

        Alterra Healthcare Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law of the State of Delaware on December 11, 2001:

        RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of the Restated Certificate of Incorporation, as amended, the Board of Directors hereby creates a series of Non-Voting Participating Redeemable Preferred Stock (the "Series B-1 Preferred Stock" ) of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as follows:

"Series B-1 Non-Voting Participating Redeemable Preferred Stock

           1.        Designation. The Preferred Stock of Alterra Healthcare Corporation (the "Corporation"), created and authorized for issuance hereby shall be designated as "Series B-1 Non-Voting Participating Redeemable Preferred Stock" (hereinafter "Series B-1 Preferred Stock" ) which will consist of 300,000 shares of such Series B-1 Preferred Stock, each of which has a stated value of $750 per share as adjusted, from time to time, in accordance with the provisions of Section 8 hereof (the "Stated Value" ).

           2.        Priority. The Series B-1 Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up or dissolution, whether voluntary or involuntary, whether now or hereafter issued, rank (i) junior to the Corporation's Series A 9.75% Cumulative Convertible Pay-in-Kind Preferred Stock (the "Series A Preferred Stock" ), the Corporation's Series B Non-Voting Participating Preferred Stock (the " Series B Preferred Stock"), and any other series of Preferred Stock established by the Corporation's Board of Directors (the "Board of Directors"), the terms of which shall specifically provide that such series shall rank senior to the Series B-1 Preferred Stock with respect to dividend rights and rights on liquidation, winding up or dissolution (all of such series of Preferred Stock to which the Series B-1 Preferred Stock ranks junior, are at times collectively referred to herein as the " Senior Securities"), and (ii) senior to the Corporation's Common Stock (the "Common Stock"), $.01 par value per share (except that with respect to dividends the Series B-1 Preferred Stock shall rank pari passu with the Common Stock), and the Corporation's Series A Junior Participating Preferred Stock (the "Junior Preferred Stock") (except that with respect to dividends, the Series B-1 Preferred Stock shall rank junior to the Junior Preferred Stock), and, subject to clause (i) of this Section 2, any other equity securities of the Corporation, with respect to dividend rights and rights on liquidation, winding up or dissolution (all of such equity securities of the Corporation to which the Series B-1 Preferred Stock ranks senior, including the Common Stock, are at times collectively referred to herein as the " Junior Securities").

           3.        Dividends.

                (a)        Each Holder of a share of Series B-1 Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor under the General Corporation Law of the State of Delaware (the "DGCL"), dividends for each share of Series B-1 Preferred Stock in an amount equal the amount of all cash dividends, all non-cash dividends and all other distributions (other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock by reclassification or otherwise, each of which are addressed in Section 8 hereof) declared and paid on the Common Stock, as if the shares of Series B-1 Preferred Stock had been converted immediately prior to the record date for payment of such dividends or distributions at the conversion rate set forth in Section 5 hereof. Dividends on shares of Series B-1 Preferred Stock shall be payable in cash or in such other property, securities or assets (other than shares of Common Stock) as may be declared and paid by the Corporation as a dividend to the holders of the Corporation's issued and outstanding shares of Common Stock. Dividends shall be paid to the holders of record of shares of Series B-1 Preferred Stock at the close of business on the date specified by the Board of Directors of the Corporation at the time such dividend is declared; provided, however, that such record date shall not be more than 60 days nor less than 10 days prior to the respective dividend payment date.

           (b)        All dividends paid with respect to shares of Series B-1 Preferred Stock pursuant to Section 3(a) hereof shall be paid pro rata to the holders entitled thereto.

           (c)        If at any time the Corporation shall have failed to pay all dividends which have accrued on any outstanding shares of Senior Securities at the times such dividends are payable, unless otherwise provided in the terms of such Senior Securities, no cash or stock dividend (except in shares of Series B-1 Preferred Stock) shall be declared by the Board of Directors or paid or set apart for payment by the Corporation on shares of Series B-1 Preferred Stock unless prior to or concurrently with such declaration, payment or setting apart for payment, all accrued and unpaid dividends on all outstanding shares of such Senior Securities shall have been declared, paid or set apart for payment, without interest.

      4.        Liquidation Preference.

           (a)        In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series B-1 Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to the greater of (i) the Stated Value and (ii) the Common Stock Liquidation Amount (as defined below) for each share of Series B-1 Preferred Stock outstanding plus all declared but unpaid dividends thereon to the date fixed for liquidation, before any payment shall be made or any assets distributed to the holders of any of the Junior Securities (the " Liquidation Preference"); provided, however, that the holders of outstanding shares of Series B-1 Preferred Stock shall not be entitled to receive such liquidation payment until the liquidation payments on all outstanding shares of Senior Securities shall have been paid in full. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of Series B-1 Preferred Stock, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the full respective preferential amounts that would be payable on such shares of Series B-1 Preferred Stock if all amounts payable thereon were paid in full.

           (b)        For the purposes of this Section 4, "Common Stock Liquidation Amount" means the amount, if any, that each outstanding share of Series B-1 Preferred Stock would be entitled to receive following the payment by the Corporation of any liquidation preferences with respect to the Senior Securities, out of assets legally available for distribution as contemplated by the relevant provisions of the DGCL and applicable law, assuming that the holders of shares of Series B-1 Preferred Stock were entitled to participate with the holders of the Series B Preferred Stock and the Common Stock in all other assets of the Corporation (with each share of Series B-1 Preferred Stock entitled to participate on the same basis as one thousand (1,000) shares of Common Stock).

           (c)        For the purposes of this Section 4, (i) the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation (unless and until such sale, conveyance, exchange or transfer is followed by the dissolution of the Corporation pursuant to the DGCL) or (ii) the consolidation or merger of the Corporation with one or more other companies or entities shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

           5.        Conversion by the Corporation.

           (a)        The Corporation may, at its option, on or after May 31, 2003, convert all, but not less than all, of the shares of Series B-1 Preferred Stock then outstanding, upon notice as set forth in Section 5(d) hereof, into shares of Common Stock with each share of Series B-1 Preferred Stock being converted into one thousand (1,000) shares of fully paid non-assessable shares of Common Stock in accordance with and subject to the terms of this Section 5.

           (b)        Notice of any conversion shall be sent by or on behalf of the Corporation not less than 30 days prior to the date specified for such conversion in such notice (the "Conversion Date" ), by first-class mail, postage prepaid, to all holders of record of Series B-1 Preferred Stock at their last addresses as they shall appear on the books of the Corporation (the date such notice is mailed by or on behalf of the Corporation is referred to herein as the "Conversion Notice Date"); provided, however, that no failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the conversion of any shares of Series B-1 Preferred Stock except as to the holder to whom the Corporation has failed to give notice or except as to the holder to whom such notice was defective. In addition to any information required by law, such notice shall state: (i) the place or places where certificates for such shares are to be surrendered; and (ii) that dividends on the shares to be converted will cease to be declared as of and after the Conversion Date.

           (c)        If notice has been mailed in accordance with Section 5(b) hereof and, provided that on or before the Conversion Date specified in such notice, all shares of Common Stock necessary for such conversion shall have been set aside by the Corporation for the pro rata benefit of the holders of the Series B-1 Preferred Stock so called for conversion, so as to be, and to continue to be available therefor, then, from and after the Conversion Date, dividends on the shares of Series B-1 Preferred Stock so called for conversion shall cease to be declared, and such shares shall no longer be deemed to be outstanding and shall not have the status of shares of Series B-1 Preferred Stock, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation shares of Common Stock in connection with the conversion) shall cease.

           (d)        Upon surrender to the Corporation at the office of the transfer agent or such other place or places, if any, as the Board of Directors may determine and as specified in the Conversion Notice, of certificates duly endorsed to the Corporation or in blank for shares of Series B-1 Preferred Stock called for conversion together with appropriate evidence of the payment of any transfer or similar tax, if required, the Corporation shall issue the number of shares of Common Stock issuable upon conversion thereof as of the time of such surrender and as promptly as practicable thereafter will deliver or cause to be delivered certificates for such shares of Common Stock to the record holder of the shares so surrendered.

           (e)        No fractional shares of Common Stock shall be issued pursuant to this Section 5 and the aggregate number of shares of Common Stock issued to a holder of Series B-1 Preferred Stock shall be rounded down to the nearest whole number of shares.

           (f)        The Corporation shall pay all documentary, stamp or similar issue or transfer tax due upon conversion of Series B-1 Preferred Stock.

      6.        Redemption at the Request of the Holder.

           (a)        Any holder of Series B-1 Preferred Stock may, at its option, on or after May 31, 2003, from time to time, cause the Corporation to redeem all, but not less than all, of the Series B-1 Preferred Stock held by such holder on such date, upon notice as set forth in Section 6(c) hereof at the redemption price set forth in Section 6(b) hereof.

           (b)        The Redemption Price of each share of the Series B-1 Preferred Stock shall be an amount in cash equal to one thousand (1,000) times the Common Share Value (hereinafter defined) on the Redemption Date (as defined herein) and, at the election of the Corporation, may be paid in cash or may be satisfied in full by issuing to the holder one thousand (1,000) shares of Common Stock for each share of Series B-1 Preferred Stock that is subject to redemption. The Corporation shall take all actions required or permitted under the DGCL to permit such redemption of Series B-1 Preferred Stock.

           (c)        Notice of any requested redemption pursuant to Section 6(a) hereof shall be sent by or on behalf of the holder of shares of Series B-1 Preferred Stock by first-class mail, postage prepaid, to the Corporation at its address set forth in Section 11 hereof (the date of such mailing being referred to herein as the Redemption Date). Such notice shall state: (i) that such redemption is being requested pursuant the redemption provisions hereof; and (ii) the number of shares of Series B-1 Preferred Stock to be redeemed. Upon receipt by the Corporation of any such notice of requested redemption, the Corporation shall become obligated to redeem as soon as practicable thereafter all shares as to which redemption has been requested.

           (d)        For purposes of this Certificate of Designations, Rights and Preferences, the following terms have the following meanings:

           (i)        " Closing Price" on any Trading Day with respect to the per share price of any shares of Common Stock means the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the American Stock Exchange or, if shares of Common Stock are not listed or admitted to trading on such exchange, on the principal national securities exchange on which such shares are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the NASDAQ or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on NASDAQ, the average of the closing bid and asked prices in the over-the-counter market as furnished by any American Stock Exchange member firm that is selected from time to time by the Corporation for that purpose.

      (ii)        " Common Share Value" means the average of the Closing Price of the Common Stock for the five (5) consecutive Trading Days immediately preceding the Redemption Date; provided, however, that in the event that the Closing Price of Common Stock cannot be determined pursuant to subsection (d)(i) hereof, the " Common Share Value" shall mean the fair market value of a share of Common Stock on the Redemption Date as agreed to by the Corporation, on the one hand, and the holders of a majority of the shares of Series B-1 Preferred Stock that are subject to redemption (voting or consenting in writing as a separate class), on the other hand; and provided further, however, that if the Corporation and such holders are unable to so agree within 10 days after the Redemption Date, then the fair market value of a share of Common Stock shall be determined by an independent nationally-recognized investment banking firm mutually acceptable to the Corporation, on the one hand, and the holders of a majority of the shares of Series B-1 Preferred Stock that are subject to redemption (voting or consenting in writing as a separate class), on the other hand, or if the Corporation and such holders are unable to so agree within 5 days, by an independent nationally-recognized investment banking firm selected by the American Arbitration Association.

      (iii)        " Trading Day," with respect to a securities exchange or automated quotation system, means a day on which such exchange or system is open for a full day of trading.

 7.        Voting Rights. Except as otherwise provided herein or as otherwise required by law, holders of the Series B-1 Preferred Stock shall have no voting rights; provided, however, that, notwithstanding the foregoing, the holders of the Series B-1 Preferred Stock, acting by vote of a majority of the then outstanding Series B-1 Preferred Stock, shall be entitled to approve, voting together as a single class: (i) any amendment or modification, direct or indirect, of the rights or preferences of the Common Stock or the Series B-1 Preferred Stock, whether by amendment of the Certificate of Incorporation, recapitalization, merger or otherwise (including, without limitation, the authorization or the filing of any certificate of designations with respect to any additional class or series of capital stock of the Corporation) and (ii) any merger, amendment of the Certificate of Incorporation, share exchange or other corporate action (including, without limitation, any offer by the Corporation to repurchase shares of Common Stock or any amendment to the Rights Agreement between the Corporation and American Stock Transfer & Trust Corporation dated as of December 10, 1998, as amended or modified from time to time) involving the conversion or exchange of Common Stock or the receipt of cash, securities (whether of the Corporation or any other entity), options, warrants or rights to acquire securities or other property by holders of Common Stock (except to the extent such transaction is subject to the provisions of Section 8 hereof) unless the holders of Series B-1 Preferred Stock are entitled to participate in such transaction on the same terms as the holders of Common Stock (with each share of Series B-1 Preferred Stock entitled to participate on the same basis as one thousand (1,000) shares of Common Stock). Each share of Series B-1 Preferred Stock shall entitle the holder thereof to cast one vote on any matter submitted to a vote of the holders of the Series B-1 Preferred Stock in accordance with the preceding sentence. Notwithstanding anything to the contrary contained herein, any action required or permitted to be taken by the holders of Series B-1 Preferred Stock at any meeting of the holders of Series B-1 Preferred Stock may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of 100% of the issued and outstanding shares of Series B-1 Preferred Stock.

           8.        Anti-Dilution Adjustments.

      (a)        In case the Corporation shall (i) pay or make a dividend or other distribution on the outstanding shares of Common Stock in shares of Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares, the number of issued and outstanding shares of Series B-1 Preferred Stock (the "Outstanding Number") at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution or subject to such subdivision, combination or reclassification (the "Record Date") shall be adjusted by multiplying such Outstanding Number by a fraction of which the numerator shall be the sum of such number of shares of Common Stock outstanding immediately after the event described in clauses (i), (ii) or (iii) of this Section 8(a) and of which the denominator shall be the number of shares of Common Stock outstanding at the close of business on the Record Date, such adjustment to the Outstanding Number to become effective immediately after the opening of business on the Record Date. No adjustment to the Outstanding Number need be made for a change in the par value of the Common Stock. Whenever the Outstanding Number is adjusted, the Stated Value of each share of Series B-1 Preferred Stock shall be adjusted proportionately such that the aggregate Stated Value of all issued and outstanding shares of Series B-1 Preferred Stock shall not change as the result of the adjustment of the Outstanding Number.

      (b)        Whenever the Outstanding Number is adjusted, the Corporation shall promptly mail to the holders of Series B-1 Preferred Stock (i) a notice of adjustment briefly stating the facts requiring the adjustment, the manner of computing such adjustment and any adjustment to the Stated Value; and (ii) a certificate or certificates representing the number of shares of Series B-1 Preferred Stock to which such holder is entitled pursuant to Section 8(a) hereof or, in the case of a reduction in the Outstanding Number, a new certificate or certificates, in exchange for such holder's existing certificate or certificates, representing the number of shares of Series B-1 Preferred Stock to which such holder is entitled following the adjustment provided for in Section 8(a) hereof. No fractional shares of Series B-1 Preferred Stock shall be issued by the Corporation pursuant to this Section 8(b) other than with respect to 1/1,000th of a share or even multiple thereof, so that the number of shares of Series B-1 Preferred Stock to be issued pursuant to this Section 8 to a holder of Series B-1 Preferred Stock shall be rounded down to the nearest 1/1,000th of a share or even multiple thereof, and the Corporation shall make a cash payment to a holder of shares of Series B-1 Preferred Stock receiving a fractional share of Series B-1 Preferred Stock that has been rounded down pursuant to this Section 8(b) in an amount equal to the greater of (i) the portion of the Stated Value represented by such rounding adjustment or (ii) the portion of the Common Stock Liquidation Amount represented by such rounding adjustment determined as of the Record Date of the action necessitating the adjustment; provided, however, that, at the option of the Corporation, the number of shares of Series B-1 Preferred Stock to be issued to each holder of Series B-1 Preferred Stock may be rounded up to the nearest 1/1,000th of a share or even multiple thereof in lieu of making a cash payment with respect to any fractional amount.

      (c)        In case of any consolidation or merger of the Corporation with any other entity, or in case of any sale or transfer of all or substantially all of the assets of the Corporation, or in the case of any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property, the Corporation shall make appropriate provision or cause appropriate provision to be made so that the holder of each share of Series B-1 Preferred Stock then outstanding shall have the right thereafter to receive, in lieu of Common Stock, in exchange for holder's shares of Series B-1 Preferred Stock, the kind and amount of shares of stock and other securities and property receivable upon such consolidation, merger, sale, transfer or share exchange by a holder of one thousand (1,000) shares of Common Stock; provided, however, that if a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding shares of Common Stock, and if a holder of shares of Series B-1 Preferred Stock so designates in a notice given to the Corporation on or before the date immediately preceding the date of the consummation of such transaction, the holder of such Series B-1 Preferred Stock shall be entitled to receive the highest amount of securities, cash or other property to which a holder of a number of shares of Common Stock equal to one thousand (1,000) times the number of shares of Series B-1 Preferred Stock held by such holder of Series B-1 Preferred Stock would actually have been entitled to receive upon the consummation of such purchase, tender or exchange offer, subject to adjustments (from and after the consummation of such purchase, tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 8. If in connection with any such consolidation, merger, sale, transfer or share exchange, each holder of shares of Common Stock is entitled to elect to receive either securities, cash or other assets upon completion of such transaction, the Corporation shall provide or cause to be provided to each holder of Series B-1 Preferred Stock the right to elect to receive the securities, cash or other assets a holder of a number of shares of Common Stock equal to one thousand (1,000) times the number of shares of Series B-1 Preferred Stock held by such holder of Series B-1 Preferred Stock would have been entitled to elect to receive on the same terms and subject to the same conditions applicable to holders of the Common Stock (including, without limitation, notice of the right to elect, the limitations on the period in which such election shall be made and the effect of failing to exercise the election). The Corporation shall not effect any such transaction unless the provisions of this paragraph have been fulfilled. The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers or share exchanges.

      (d)        Anything herein to the contrary notwithstanding, no adjustment will be made pursuant to Section 8 hereof by reason of the issuance of Common Stock upon the conversion of Series A Preferred Stock or the Corporation's Series A 9.75% Convertible Pay-in-Kind Debentures due 2007 or the Corporation's Series C 9.75% Convertible Pay-in-Kind Debentures due 2007 or by reason of the issuance of shares of Series B Preferred Stock upon the conversion of the Corporation's Series B 9.75% Convertible Pay-in-Kind Debentures due 2007.

           9.        Shares to Be Retired. Any share of Series B-1 Preferred Stock redeemed, repurchased or otherwise acquired by the Corporation shall be retired and cancelled and shall upon cancellation and the filing of an appropriate certificate with the Delaware Secretary of State be restored to the status of authorized but unissued shares of Preferred Stock, subject to reissuance by the Board of Directors as Series B-1 Preferred Stock or shares of preferred stock of one or more other series.

           10.        Record Holders. The Corporation and the Corporation's transfer agent may deem and treat the record holder of any shares of Series B-1 Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Corporation's transfer agent shall be affected by any notice to the contrary.

           11.        Notice. Except as may otherwise be provided for herein, all notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon, the earlier of receipt of such notice or three Business Days after the mailing of such notice if sent by registered mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed, if to the Corporation, to its offices at 10000 Innovation Drive, Milwaukee, Wisconsin 53005, (Attention: Chief Financial Officer) or to an agent of the Corporation designated as permitted by the Certificate of Incorporation or, if to any holder of Series B-1 Preferred Stock, to such holder at the address of such holder of Series B-1 Preferred Stock as listed in the stock record books of the Corporation (which may include the records of the Corporation's transfer agent); or to such other address as the Corporation or holder, as the case may be, shall have designated by notice similarly given.

[Signature page to follow.]

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be executed and acknowledged by its duly authorized officer this 20th day of December, 2001.

Alterra Healthcare Corporation

By:
Mark W. Ohlendorf, Chief Financial Officer,
Senior Vice President, Secretary and Treasurer